Exhibit 99.1

April 30, 2019

Earnings Report – March 31, 2019

Dear Shareholders:

We are pleased to announce first quarter earnings for your company. Year-to-date net income was $2.8 million for the period ending March 31, 2019 compared to $3.1 million for the period ending March 31, 2018. Year-to-date diluted earnings per share was $0.47 and $0.53, for March 31, 2019 and 2018, respectively. Total assets were $1.09 billion as of March 31, 2019 compared to $1.04 billion as of March 31, 2018.

The change in year-to-date net income from prior year was driven by the following factors: an increase in net interest income primarily due to higher average loan balances offset by higher provision expense due to loan growth, and higher non-interest expense due to increases in compensation expense and processing expense. Also, in the first quarter of 2018, we recorded a recovery of $359 thousand on a previously charged off loan. Absent the one-time non-recurring recovery in 2018, net income would have essentially been flat in the first quarter of 2019 compared to 2018.

On March 26, Governor Bevin signed House Bill 354 into law which, among other things, repealed the bank franchise tax structure in Kentucky. The franchise tax structure will be replaced with the state-wide corporate income tax structure starting in 2021. This change will lower our overall relative tax expense. We intend to deploy those future tax savings toward continued growth.

Some of our recent and upcoming growth efforts include the following:

•

We launched our online mortgage application in February of 2019 and anticipate launching our improved deposit application in the very near future. These two services expand our ever growing list of digital offerings.

•

We are increasing our customer service availability by constructing a new branch in Lexington on the corner of Man-O-War Boulevard and Polo Club Boulevard. We believe this location to be a key position given its proximity to new households and an ever expanding retail district. We anticipate the new branch to be open by the end of 2019 or early 2020.

We are pleased with core earnings in the first quarter of 2019 and remain optimistic about the rest of the year. However, we recognize there are increasing global economic weaknesses continuing to develop, as well as ongoing geopolitical issues which could negatively impact growth rates for the country, state, and ultimately the communities in which we operate. We will continue to focus on meeting our customers’ loan demand needs while paying attention to those uncertainties which may lead to an accelerated economic contraction. At the same time, we will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees. As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	3/31/2019	3/31/2018	Change

Assets
Cash & Due From Banks	$37,676	$23,519	60.2%
Federal Funds Sold	230	3,266	(93.0)
Interest Bearing Time Deposits	2,175	1,785	21.8
Securities	297,969	305,998	(2.6)
Loans Held for Sale	1,282	1,221	5.0
Loans	687,484	649,845	5.8
Reserve for Loan Losses	7,882	7,905	(0.3)
Net Loans	679,602	641,940	5.9
Bank Owned Life Insurance	10,282	10,007	2.7
Other Assets	57,757	53,400	8.2
Total Assets	$1,086,973	$1,041,136	4.4%

Liabilities & Stockholders' Equity
Deposits
Demand	$241,400	$230,692	4.6%
Savings & Interest Checking	417,701	411,221	1.6
Certificates of Deposit	185,037	174,829	5.8
Total Deposits	844,138	816,742	3.4
Repurchase Agreements	6,604	12,233	(46.0)
Other Borrowed Funds	111,556	107,013	4.2
Other Liabilities	12,966	5,882	120.4
Total Liabilities	975,264	941,870	3.5
Stockholders' Equity	111,709	99,266	12.5
Total Liabilities & Stockholders' Equity	$1,086,973	$1,041,136	4.4%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Three Months Ending
			Percentage
	3/31/2019	3/31/2018	Change
Interest Income	$11,179	$10,220	9.4%
Interest Expense	2,240	1,426	57.1
Net Interest Income	8,939	8,794	1.6
Loan Loss Provision	125	—	n/m
Net Interest Income After Provision	8,814	8,794	0.2
Other Income	3,000	3,051	(1.7)
Other Expenses	8,765	8,290	5.7
Income Before Taxes	3,049	3,555	(14.2)
Income Taxes	238	407	(41.5)
Net Income	$2,811	$3,148	(10.7)%
Net Change in Unrealized Gain (Loss) on Securities	2,769	(3,397)	181.5
Comprehensive Income (Loss)	$5,580	$(249)	2341.0%

Selected Ratios
Return on Average Assets	1.04%	1.20%
Return on Average Equity	10.39	12.73

Earnings Per Share	$0.47	$0.53
Earnings Per Share - assuming dilution	0.47	0.53
Cash Dividends Per Share	0.170	0.155
Book Value Per Share	18.68	16.67
Tangible Book Value Per Share	16.30	14.24

Market Price	High	Low	Close
First Quarter '19	$24.50	$22.70	$24.05
Fourth Quarter '18	$25.98	$22.50	$22.70